Exhibit 99.1
Press Release

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL 2020

ISSAQUAH, Wash., May 28, 2020 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the third quarter (12 weeks) and the first 36 weeks of fiscal 2020, ended May 10, 2020.

Net sales for the quarter increased 7.3 percent, to $36.45 billion from $33.96 billion last year. Net sales for the first 36 weeks increased 7.8 percent, to $110.94 billion from $102.90 billion last year.

Comparable sales for the third quarter fiscal 2020 were as follows:

	12 Weeks	12 Weeks	36 Weeks	36 Weeks
		Adjusted*		Adjusted*
U.S.	5.9%	8.0%	6.6%	7.1%
Canada	-2.5%	3.0%	3.1%	5.0%
Other International	6.2%	12.2%	5.7%	7.9%
Total Company	4.8%	7.8%	6.0%	6.9%

E-commerce	64.5%	66.1%	31.8%	32.3%

*	Excluding the impacts from changes in gasoline prices and foreign exchange.

Reported net income for the third quarter was $838 million, or $1.89 per share, which was negatively impacted by $283 million pretax, or 47 cents per diluted share, from incremental wage and sanitation costs related to COVID-19. Last year’s reported third quarter net income was $906 million, or $2.05 per diluted share, which included the benefit of a non-recurring tax item of $73 million, or 16 cents per share.

Net income for the first 36 weeks was $2.61 billion, or $5.89 per diluted share, compared to $2.56 billion, or $5.79 per diluted share, last year.

Costco currently operates 787 warehouses, including 547 in the United States and Puerto Rico, 100 in Canada, 39 in Mexico, 29 in the United Kingdom, 26 in Japan, 16 in Korea, 13 in Taiwan, 12 in Australia, two in Spain, and one each in Iceland, France, and China. Costco also operates e-commerce sites in the U.S., Canada, the United Kingdom, Mexico, Korea, Taiwan, Japan, and Australia.

A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, May 28, 2020, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but

Press Release

are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs), energy and certain commodities, geopolitical conditions (including tariffs), the ability to maintain effective internal control over financial reporting, COVID-19 related factors and challenges, including among others, the duration of the pandemic, the unknown long-term economic impacts, reduced customer shopping due to illness, travel restrictions or financial hardship, shifts in demand away from discretionary or higher-priced products, reduced workforce due to illness, quarantine, or government mandates, temporary store closures due to reduced workforces or government mandates, or supply-chain disruptions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS:	Costco Wholesale Corporation Richard Galanti, 425/313-8203 Bob Nelson, 425/313-8255 David Sherwood, 425/313-8239 Josh Dahmen, 425/313-8254

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data) (unaudited)

Draft 5/27/2020 2:59 PM

	12 Weeks Ended		36 Weeks Ended
	May 10, 2020	May 12, 2019	May 10, 2020	May 12, 2019
REVENUE
Net sales	$36,451	$33,964	$110,943	$102,903
Membership fees	815	776	2,435	2,302

Total revenue	37,266	34,740	113,378	105,205
OPERATING EXPENSES
Merchandise costs	32,249	30,233	98,538	91,576
Selling, general and administrative	3,830	3,371	11,305	10,310
Preopening expenses	8	14	29	45

Operating income	1,179	1,122	3,506	3,274
OTHER INCOME (EXPENSE)
Interest expense	(37)	(35)	(109)	(105)
Interest income and other, net	21	36	101	104

INCOME BEFORE INCOME TAXES	1,163	1,123	3,498	3,273
Provision for income taxes	311	207	843	679

Net income including noncontrolling interests	852	916	2,655	2,594
Net income attributable to noncontrolling interests	(14)	(10)	(42)	(32)

NET INCOME ATTRIBUTABLE TO COSTCO	$838	$906	$2,613	$2,562

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.90	$2.06	$5.91	$5.83

Diluted	$1.89	$2.05	$5.89	$5.79

Shares used in calculation (000’s):
Basic	442,322	439,859	442,054	439,767
Diluted	443,855	442,642	443,754	442,565

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COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data) (unaudited)

Draft 5/27/2020 2:59 PM

Subject to Reclassification	May 10, 2020	September 1, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,826	$8,384
Short-term investments	948	1,060
Receivables, net	1,507	1,535
Merchandise inventories	11,010	11,395
Other current assets	963	1,111

Total current assets	25,254	23,485

PROPERTY AND EQUIPMENT
Land	6,684	6,417
Buildings and improvements	17,800	17,136
Equipment and fixtures	8,549	7,801
Construction in progress	1,073	1,272
Accumulated depreciation and amortization	(12,579)	(11,736)

Net property and equipment	21,527	20,890

OTHER ASSETS
Operating lease right-of-use assets	2,749	—
Other long-term assets	2,202	1,025

TOTAL ASSETS	$51,732	$45,400

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$10,813	$11,679
Accrued salaries and benefits	3,246	3,176
Accrued member rewards	1,331	1,180
Deferred membership fees	1,832	1,711
Current portion of long-term debt	1,497	1,699
Other current liabilities	4,060	3,792

Total current liabilities	22,779	23,237
OTHER LIABILITIES
Long-term debt, excluding current portion	7,598	5,124
Long-term operating lease liabilities	2,535	—
Other long-term liabilities	1,617	1,455

TOTAL LIABILITIES	34,529	29,816

COMMITMENTS AND CONTINGENCIES EQUITY
Preferred stock $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.01 par value; 900,000,000 shares authorized; 441,523,000 and 439,625,000 shares issued and outstanding	4	4
Additional paid-in capital	6,593	6,417
Accumulated other comprehensive loss	(1,678)	(1,436)
Retained earnings	11,883	10,258

Total Costco stockholders’ equity	16,802	15,243
Noncontrolling interests	401	341

TOTAL EQUITY	17,203	15,584

TOTAL LIABILITIES AND EQUITY	$51,732	$45,400